Exhibit 99.1

News Release
an Applera Corporation Business
850 Lincoln Centre Drive
Foster City, CA
94404-1128 U.S.A.

Contacts		T (650) 570-6667
Media	Investors	F (650) 572-2743
Peter Dworkin	Peter Fromen	www.appliedbiosystems.com
650.554.2479	650.638.5828
dworkipg@appliedbiosystems.com	fromenpj@appliedbiosystems.com
FOR IMMEDIATE RELEASE
APPLIED BIOSYSTEMS REPORTS FISCAL 2007
SECOND QUARTER RESULTS
•	Q2 net revenues increased 10% to $530.0 million

•	Q2 fully diluted GAAP EPS of $0.39, including gains from legal settlements

•	Q2 non-GAAP EPS of $0.37, excluding specified items
FOSTER CITY, CA, January 25, 2007 — Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $530.0 million for the second quarter of fiscal 2007, a 10% increase over the prior year quarter revenues of $481.9 million. Revenues for the second quarter of fiscal 2007 included a favorable impact of slightly more than 3% related to the March 2006 acquisition of the Research Products Division of Ambion, Inc. The net effect of foreign currency on net revenues was a favorable impact of slightly more than 2% compared to the prior year quarter.
For the second quarter of fiscal 2007, the Group reported net income of $74.8 million, or $0.39 per share, compared to net income of $30.9 million, or $0.17 per share, for the prior year quarter. Results in both periods were affected by the specified items described in the reconciliation below. Earnings per share (EPS) on a non-GAAP basis, excluding the specified items described below, were $0.37, a 16% increase compared to $0.32 for the prior year quarter. The net effect of foreign currency was a benefit of approximately $0.03 per share compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.
“We saw solid growth across all geographies in the second quarter, particularly in Asia Pacific and Europe,” said Tony L. White, Chief Executive Officer, Applera Corporation. “Our Mass Spectrometry business delivered another quarter of strong performance, while DNA Sequencing has begun to show modest growth.”
During the second quarters of both fiscal 2007 and 2006, the Group recorded items that affected the comparability of results. For the second quarter of fiscal 2007, the Group recorded pre-tax items that increased income before taxes by approximately $4.9 million. These items included gains of $7.8 million related to legal settlements and amortization expense of $2.9 million related to acquired intangibles.

During the second quarter of fiscal 2006, the Group recorded pre-tax items that decreased income before taxes by approximately $3.7 million. These items included pre-tax charges of $3.1 million related to the resolution of a legal dispute, $0.3 million for severance and $0.3 million of amortization expense related to acquired intangibles. The second quarter of fiscal 2006 also included a tax charge of $28.0 million related to the repatriation of cash balances held outside the U. S. and anticipated taxes on additional overseas dividends.
The following table summarizes the impact of these items on EPS calculations:
Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in millions)

	Three months ended December 31, 2006			Three months ended December 31, 2005
	GAAP		Non-GAAP	GAAP		Non-GAAP
	amounts	Adj.	amounts	amounts	Adj.	amounts
Operating income	$101.0	$4.9	$96.1	$77.8	$(3.7)	$81.5
Income before income taxes	105.3	4.9	100.4	82.3	(3.7)	86.0
Provision for income taxes	30.5	1.6	28.9	51.4	26.4	25.0
Net income	74.8	3.3	71.5	30.9	(30.1)	61.0

Earnings per share allocations(1)	0.2	0.2		0.5	0.5
Adjusted net income for earnings per share	$75.0	$3.5	$71.5	$31.4	$(29.6)	$61.0

Total diluted earnings per share	$0.39	$0.02	$0.37	$0.17	$(0.15)	$0.32

(1) Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.
Quarterly Financial Highlights
•	Revenues by source and the change relative to the prior year quarter were: $234.4 million for Instruments, a 5% increase; $206.8 million for Consumables, a 16% increase; and $88.8 million for Other Sources, including service and support, royalties, licenses, and consulting, a 10% increase. Quarterly revenues include $16.0 million of Ambion-related revenues.

•	Revenues for major geographic regions and their change relative to the prior year quarter were: $216.3 million in the United States, a 5% increase; $196.1 million in Europe, a 13% increase including favorable foreign currency effects of approximately 5%; $52.8 million in Japan, a 6% increase including favorable foreign currency effects of approximately 2%; and $43.1 million in Other Asia Pacific countries, a 29% increase including favorable foreign currency impact of approximately 1%.

•	Gross margin in the second quarter of fiscal 2007 was 55.6%, versus 54.5% in the prior year quarter. The increase in gross margin was attributable to a number of items, the largest of which was the favorable impact of foreign currency.

•	Selling, general, and administrative (SG&A) expenditures in the second quarter of fiscal 2007 were $147.5 million, or 27.8% of revenues, compared to $135.8 million, or 28.2% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by employee and Ambion related expenses, partially offset by lower legal expenses.

•	Research, development, and engineering (R&D) expenditures in the second quarter of fiscal 2007 were $50.9 million, or 9.6% of revenues, compared to $45.2 million, or 9.4% of revenues, in the prior year quarter. The increase in R&D expenditures was primarily due to the acquisitions of Ambion and Agencourt Personal Genomics.

•	The tax rate for the quarter, excluding the specified items described above, was 28.8%, which reflects a fiscal year to date adjustment as a result of the renewal of U.S. R&D tax credits.

•	The Group repurchased approximately 1.6 million shares of Applera Corporation-Applied Biosystems group common stock during the quarter at a cost of $59.9 million.

•	Cash flow from operations was $100.8 million and capital expenditures were $12.8 million for the quarter. Depreciation and amortization were $20.0 million. As of the end of the quarter, cash and short term investments were $343.7 million, up from $284.1 million as of September 30, 2006. This increase was largely a result of cash flow from operations and proceeds from the exercise of employee stock options, offset by share repurchases. Accounts receivable were $384.5 million, representing 55 days sales outstanding, and inventory was $143.5 million, representing 2.9 months of inventory on hand.
Recent Business Developments
•	In January, the Group announced the worldwide availability of its StepOne™ Real-Time PCR system. The StepOne system was developed in response to the growing market of researchers interested in lower throughput applications of real-time PCR. The StepOne system complements Applied Biosystems’ comprehensive portfolio of real-time PCR instruments for high and mid-throughput applications, providing life scientists with a variety of systems that are appropriate for their particular laboratory environment and budget.
•	In January, the Group announced the release of a new series of TaqMan® Gene Signature Panels for accelerating drug discovery research. The TaqMan Low Density Array Gene Signature Panels enable researchers to simultaneously observe and determine the expression level of genes that encode proteins involved with critical cellular functions. Researchers who use these gene signature panels will be able to more thoroughly study difficult-to-detect genes that are important to the drug research needs of the pharmaceutical industry.

Applied Biosystems Outlook
The Group believes that its fiscal year 2007 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the continued integration of Ambion-related products.
Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2007:
•	The Group expects high single digit to low double digit revenue growth for fiscal 2007 assuming current exchange rates. This outlook includes the full fiscal year impact from the March 2006 acquisition of Ambion.

•	The Group anticipates revenue growth in the DNA Sequencing, Real-Time PCR/Applied Genomics, and Mass Spectrometry product categories and revenue declines in the Core PCR and DNA Synthesis and Other Product Lines categories. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	The Group expects the effective annual tax rate used to calculate non-GAAP financial measures to be approximately 30%.

•	The Group expects non-GAAP EPS to increase at a rate equal to, or slightly above, the annual revenue growth rate. This includes the impact of the Agencourt expenses, the incremental impact of stock based compensation, and the increase in the effective annual tax rate from 29% in fiscal 2006. The total impact of these three items on fiscal 2007 non-GAAP EPS is expected to be approximately $0.10. The Group also expects that the year-over-year non-GAAP EPS growth rate will be lower in the third quarter than in the fourth quarter due to income from licensing fees and royalties associated with a litigation settlement in the third quarter of fiscal 2006.

•	The total pre-tax impact of FAS 123R (accounting for stock based compensation) in fiscal 2007 is expected to be approximately $15 million, with an EPS impact of approximately $0.05.
Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.
The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; and tax adjustments, including settlements and the impact of new tax legislation. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.
Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each Applera business separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.
During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.4929 and enter passcode 68364489 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on January 25 until February 12, 2006. Interested parties should call 617.801.6888 and enter passcode 60406572.
Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today’s conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.
About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. The Celera Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.
Forward-Looking Statements
Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) some of the intellectual property that is important to Applied Biosystems’ business is owned by other companies or institutions and licensed to Applied Biosystems, and legal actions against these companies or institutions could harm Applied Biosystems’ business; (9) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (10) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (11) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (12) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (13) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.
Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera and Celera are registered trademarks, and StepOne is a trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. TaqMan is a registered trademark of Roche Molecular Systems, Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2006	2005(1)	2006	2005(1)
Net revenues	$530.0	$481.9	$1,006.3	$897.4
Cost of sales	235.5	219.4	456.2	412.7

Gross margin	294.5	262.5	550.1	484.7
Selling, general and administrative	147.5	135.8	282.6	257.8
Research, development and engineering	50.9	45.2	96.0	86.1
Amortization of purchased intangible assets	2.9	0.3	5.6	0.6
Employee-related charges, asset impairments and other		0.3		1.2
Asset dispositions and legal settlements	(7.8)	3.1	1.3	25.9
Acquired research and development			114.3

Operating income	101.0	77.8	50.3	113.1
Gain on investments, net			0.2
Interest income, net	3.4	3.3	6.0	7.7
Other income (expense), net	0.9	1.2	2.2	2.9

Income before income taxes	105.3	82.3	58.7	123.7
Provision for income taxes	30.5	51.4	42.6	49.7

Net income	$74.8	$30.9	$16.1	$74.0

Earnings per share analysis

Net income	$74.8	$30.9	$16.1	$74.0
Allocated intercompany sales of assets(2)	(0.1)		(0.2)
Allocated interperiod taxes(2)	0.3	0.5	0.1	(0.7)

Total net income allocated	75.0	31.4	16.0	73.3
Less dividends declared on common stock	7.8	7.8	15.6	16.1

Undistributed earnings	$67.2	$23.6	$0.4	$57.2

Allocation of basic earnings per share
Basic distributed earnings per share	$0.04	$0.04	$0.09	$0.09
Basic undistributed earnings per share	0.37	0.13		0.29

Total basic earnings per share	$0.41	$0.17	$0.09	$0.38

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.04	$0.04	$0.08	$0.09
Diluted undistributed earnings per share	0.35	0.13		0.29

Total diluted earnings per share	$0.39	$0.17	$0.08	$0.38

Weighted average number of common shares
Basic	183,507,000	185,903,000	182,793,000	190,724,000
Diluted	191,393,000	190,244,000	190,321,000	194,183,000

(1)	Certain prior period amounts have been reclassified for comparative purposes.

(2)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended
	December 31,
	2006	2005	Change
DNA Sequencing	$146.8	$140.7	4%
% of total revenues	28%	29%
Real-Time PCR/Applied Genomics*	172.6	146.8	18%
% of total revenues	32%	30%
Mass Spectrometry	135.9	119.4	14%
% of total revenues	26%	25%
Core PCR & DNA Synthesis	49.2	47.6	3%
% of total revenues	9%	10%
Other Product Lines	25.5	27.4	-7%
% of total revenues	5%	6%

Total	$530.0	$481.9	10%

	Six months ended
	December 31,
	2006	2005	Change
DNA Sequencing	$278.3	$265.6	5%
% of total revenues	28%	30%
Real-Time PCR/Applied Genomics*	330.7	268.5	23%
% of total revenues	33%	30%
Mass Spectrometry	251.9	216.7	16%
% of total revenues	25%	24%
Core PCR & DNA Synthesis	95.4	95.0	0%
% of total revenues	9%	10%
Other Product Lines	50.0	51.6	-3%
% of total revenues	5%	6%

Total	$1,006.3	$897.4	12%

*	Fiscal 2007 amounts include revenue related to the acquisition of the Research Division Products of Ambion, Inc.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$530.0	$13.2	$(1.3)	$541.9
Cost of sales	235.5	4.5	(0.6)	239.4

Gross margin	294.5	8.7	(0.7)	302.5
Selling, general and administrative	147.5	7.3	0.1	154.9
Research, development and engineering	50.9	12.0	(0.7)	62.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		2.5		2.5
Asset dispositions and legal settlements	(7.8)	(2.4)		(10.2)

Operating income (loss)	101.0	(10.7)	(0.1)	90.2
Interest income, net	3.4	7.0		10.4
Other income (expense), net	0.9	0.1		1.0

Income (loss) before income taxes	105.3	(3.6)	(0.1)	101.6
Provision (benefit) for income taxes	30.5	(3.1)	(0.3)	27.1

Net income (loss)	$74.8	$(0.5)	$0.2	$74.5

Net income (loss) per share
Basic	$0.41	$(0.01)
Diluted	$0.39	$(0.01)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$481.9	$10.3	$(2.5)	$489.7
Cost of sales	219.4	5.2	(1.7)	222.9

Gross margin	262.5	5.1	(0.8)	266.8
Selling, general and administrative	135.8	8.8		144.6
Research, development and engineering	45.2	28.7	(0.8)	73.1
Amortization of purchased intangible assets	0.3	0.4		0.7
Employee-related charges, asset impairments and other	0.3			0.3
Asset dispositions and legal settlements	3.1			3.1

Operating income (loss)	77.8	(32.8)		45.0
Interest income, net	3.3	5.9		9.2
Other income (expense), net	1.2	(0.2)		1.0

Income (loss) before income taxes	82.3	(27.1)		55.2
Provision (benefit) for income taxes	51.4	(9.8)	(0.5)	41.1

Net income (loss)	$30.9	$(17.3)	$0.5	$14.1

Net income (loss) per share
Basic and diluted	$0.17	$(0.23)
Certain fiscal 2006 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$1,006.3	$23.4	$(2.4)	$1,027.3
Cost of sales	456.2	8.3	(1.0)	463.5

Gross margin	550.1	15.1	(1.4)	563.8
Selling, general and administrative	282.6	14.5	0.1	297.2
Research, development and engineering	96.0	25.2	(1.1)	120.1
Amortization of purchased intangible assets	5.6			5.6
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	50.3	(28.2)	(0.4)	21.7
Gain on investments, net	0.2			0.2
Interest income, net	6.0	13.5	0.1	19.6
Other income (expense), net	2.2	0.2		2.4

Income (loss) before income taxes	58.7	(14.5)	(0.3)	43.9
Provision (benefit) for income taxes	42.6	(7.0)	(0.2)	35.4

Net income (loss)	$16.1	$(7.5)	$(0.1)	$8.5

Net income (loss) per share
Basic	$0.09	$(0.10)
Diluted	$0.08	$(0.10)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied
	Biosystems	Celera
	Group	Group	Eliminations	Consolidated
Net revenues	$897.4	$19.5	$(5.0)	$911.9
Cost of sales	412.7	9.6	(3.6)	418.7

Gross margin	484.7	9.9	(1.4)	493.2
Selling, general and administrative	257.8	18.7		276.5
Research, development and engineering	86.1	58.2	(1.5)	142.8
Amortization of purchased intangible assets	0.6	1.1		1.7
Employee-related charges, asset impairments and other	1.2			1.2
Asset dispositions and legal settlements	25.9	0.7		26.6

Operating income (loss)	113.1	(68.8)	0.1	44.4
Gain on investments, net		4.5		4.5
Interest income, net	7.7	11.2		18.9
Other income (expense), net	2.9	(0.2)		2.7

Income (loss) before income taxes	123.7	(53.3)	0.1	70.5
Provision (benefit) for income taxes	49.7	(19.2)	0.7	31.2

Net income (loss)	$74.0	$(34.1)	$(0.6)	$39.3

Net income (loss) per share
Basic and diluted	$0.38	$(0.46)
Certain fiscal 2006 amounts have been reclassified for comparative purposes.